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                                                                     EXHIBIT 99


[DUSA PHARMACEUTICALS, INC. LOGO]

DUSA PHARMACEUTICALS, INC. (R)


                        DUSA PHARMACEUTICALS FILES SUIT
                      AGAINST SECOND COMPOUNDING PHARMACY

WILMINGTON, MA. JANUARY 31, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) reported today that it has filed a lawsuit against The Cosmetic Pharmacy of Tucson, Arizona alleging violations of the Lanham Act for false advertising and trademark infringement, and of U.S. patent law. The suit has been filed in the United States District Court for the District of Arizona.

In addition, DUSA believes that certain actions of The Cosmetic Pharmacy go beyond the activities which are permitted under the Food, Drug and Cosmetic Act, and as a result, it has advised the U.S. Food and Drug Administration
(FDA) and Arizona State Board of Pharmacy of its concerns.

On December 27, 2004, DUSA announced that it had filed a lawsuit against New England Compounding Center of Framingham, Massachusetts alleging violations of U.S. patent law.

Dr. Geoffrey Shulman, DUSA's Chairman of the Board and Chief Executive Officer, stated, "We are filing this second lawsuit to demonstrate that we intend to protect our proprietary intellectual property position from those compounding pharmacies that go beyond their legal limits and that are promoting and selling ALA of unknown quality from unknown sources. We have an obligation to protect against damage to our product's reputation that might arise from the use of what could be an unsafe copy of our products. We intend to protect our trademarks and our goodwill, especially in light of recent events which implicate The Cosmetic Pharmacy in the recent serious incidents involving the use of non-FDA approved botulinum toxin, causing The Cosmetic Pharmacy to be restrained from committing violations of the Food Drug and Cosmetic Act by the United States District Court in the Southern District of Florida."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's belief regarding The Cosmetic Pharmacy activities and its intention to protect its product's reputation and other risks identified in DUSA's SEC filings from time to time.


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For further information contact:

D. GEOFFREY SHULMAN, MD, Chairman of the Board and CEO or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com